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                          Coastal Banking Company, Inc.
                ---------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

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
                          COASTAL BANKING COMPANY, INC.
                           1001 Bay Street, Suite 202
                         Beaufort, South Carolina 29902

                    Notice of Annual Meeting of Shareholders

Dear Fellow Shareholder:

         We cordially invite you to attend the 2000 Annual Meeting of Shareholders of Coastal Banking Company, Inc., the holding company for Lowcountry National Bank (in organization). At the meeting, we will report on our performance in 1999 and answer your questions. We are excited about our accomplishments since we completed our initial public offering in November 1999, and we look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

         This letter serves as your official notice that we will hold the meeting on May 23, 2000 at 10:00 AM at the Oyster Cove Club House, Beaufort, South Carolina for the following purposes:

1.       To elect five members to the Board of Directors;

2.       To consider a proposal to approve the company's 2000 Stock Incentive
         Plan; and

3. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

         Shareholders owning our common stock at the close of business on March 31, 2000 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

         Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

                                           By order of the Board of Directors,

                                           /s/ Ladson F. Howell

                                           Chairman

Beaufort, South Carolina
April 10, 2000

                          COASTAL BANKING COMPANY, INC.
                           1001 Bay Street, Suite 202
                         Beaufort, South Carolina 29902

                      Proxy Statement For Annual Meeting of
                     Shareholders to be Held on May 23, 2000

         Our Board of Directors is soliciting proxies for the 2000 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

                               Voting Information

         The Board set March 31, 2000 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 948,281 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

         When you sign the proxy card,  you appoint  Randolph C. Kohn and Ladson
F. Howell as your representatives at the meeting. Mr. Kohn and Mr. Howell will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Kohn and Mr. Howell will vote your proxy for the election to the Board of Directors of all nominees listed below under "Election Of Directors" and for approval of the 2000 Stock Incentive Plan. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Kohn and Mr. Howell will vote your proxy on such matters in accordance with their judgment.

         You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

         We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 11, 2000.

                      Proposal No. 1: Election of Directors

         The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members' terms expire at each annual meeting. The current terms of the Class I directors will expire at the meeting. The terms of the Class II directors expire at the 2001 Annual Shareholders Meeting. The terms of the Class III directors will expire at the 2002 Annual Shareholders Meeting. Our directors and their classes are:

           Class I                Class II                     Class III
           -------                --------                     ---------
  Marjorie Trask Gray, DMD      Mark B. Heles          James W. Holden, Jr., DVM
    Dennis O. Green, CPA        Lila N. Meeks                James C. Key
   J. Phillip Hodges, Jr.    Robert B. Pinkerton               Ron Lewis
      Randolph C. Kohn       John M. Trask, III             Matt A. Trumps
      Ladson F. Howell


         Shareholders will elect five nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2003 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected.

         The Board of Directors recommends that you elect Marjorie Trask Gray, DMD, Dennis O. Green, J. Phillip Hodges, Jr., Ladson F. Howell, and Randolph C. Kohn as Class I directors.

         If you submit a proxy but do not specify how you would like it to be voted, Mr. Howell and Mr. Kohn will vote your proxy to elect Dr. Gray, Mr.
Green, Mr. Hodges, Mr. Howell and Mr. Kohn. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Howell and Mr. Kohn will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

         Set forth below is certain information about the nominees. Each of the nominees is also an organizer and director of our subsidiary, Lowcountry National Bank.

         Marjorie Trask Gray, DMD, Class I director, has been a dentist with a general practice in Beaufort, South Carolina since 1997. She graduated from the University of South Carolina in 1992, and from the Medical University of South Carolina with a DMD in 1997. Dr. Gray is licensed to practice dentistry in the state of South Carolina, and is a limited partner and shareholder of several family owned businesses in Beaufort, South Carolina. She is a member of the South Carolina Dental Association, the American Dental Association, the Carterett United Methodist Church, the Beaufort County Open Land Trust, and the Historic Beaufort Foundation. Dr. Gray also is secretary and treasurer of the Beaufort Dental Study Club.

         Dennis O. Green, CPA, Class I director and vice chairman of the board, served as Chief Auditor for Citicorp, and its principal banking subsidiary, Citibank N.A. in New York, New York from 1990 to 1997. Mr. Green is president of Keiretsu Investments, Inc., a private investment company. He currently serves as Treasurer Designate for Coastal Heritage Community Development Federal Credit Union (proposed) on St. Helena Island, South Carolina. He graduated in 1967 from Wayne State University with a degree in Business Administration/Finance. Mr. Green has been registered as a Certified Public Accountant in the State of Michigan since 1969. He is a director and vice president of The Olive Tree Foundation, treasurer and member of the Board of Trustees of Penn Center, Inc., and a director and secretary of the Boys and Girls Clubs of Beaufort.

         J. Phillip Hodges, Jr., Class I director and secretary, manages KSH Properties and KSH Properties, LLC, two investment companies. From 1972 until his retirement in 1998, Mr. Hodges worked as a stockbroker for The Robinson-Humphrey Company, LLC, a subsidiary of Salomon Smith Barney, in Albany, Georgia, most recently as first vice president of sales. He received his Master of Business Administration in 1978 from Valdosta State College, and a degree in Finance/Economics from Auburn University in 1974. While working for Robinson-Humphrey, Mr. Hodges held licenses with the National Association of Security Dealers, New York Stock Exchange, American Stock Exchange, and Commodities Futures Trading Corporation. He currently is a member of the Rotary Club of Beaufort, St. Helena's Episcopal Church, and the Beaufort Historic Foundation.

         Ladson F. Howell, Class I director and chairman of the board of directors, is licensed to practice law in South Carolina and has been an attorney with Howell, Gibson & Hughes, PA, a law firm located in Beaufort,

South Carolina, since 1968. He received his law degree from the University of South Carolina Law School in 1968 and a degree in Journalism from the University of South Carolina in 1965. Mr. Howell was a former president of the Beaufort County Bar Association. He currently is a member of the South Carolina State Bar Association, the American Bar Association, and the Administrative Board of Carterett United Methodist Church.

         Randolph C. Kohn, Class I director, serves as the president and chief executive officer of Coastal Banking Company and Lowcountry National Bank (in organization). He previously served as senior vice president and senior credit officer for Clemson Bank & Trust, a community bank located in Clemson, South Carolina, from 1995 until March 1999. From 1991 to 1995, Mr. Kohn served as senior vice president and senior credit officer of Citizens Bank, a community bank located in Canton, Georgia. He has more than 29 years of banking experience in both Georgia and South Carolina. He graduated from the University of Georgia in 1970 with a degree in Business Management. While residing in Clemson, Mr. Kohn was a director of the Clemson Chamber of Commerce, a director of the City of Clemson Police Advisory Board, and a member of the Clemson Rotary Club. He is currently a member of the Beaufort Rotary Club.

         Set forth below is also information about each of the company's other directors and each of its executive officers. Each director is also an organizer and a director of our subsidiary bank.

         Mark B. Heles, Class II director, is the owner, president, and chief executive officer of Tempo Personnel Services, Inc. which he founded in 1985. He is also a partner in the Magnolia Bakery and Cafe. Mr. Heles received his license as a Certified Personnel Consultant in 1990 from the National Association of Personnel Consultants. He graduated from the University of South Carolina in 1976 with a Bachelor of Science degree in Business Administration/Finance. Mr. Heles was former president of the Hilton Head Island Rotary Club, and a past director of the Beaufort Chamber of Commerce. He currently is a member of the Beaufort and Hilton Head Homebuilders Associations.

         James W. Holden, Jr., DVM, Class III director, is a licensed veterinarian in South Carolina and Georgia, and has been the owner and director of Sea Island Animal Hospital in Beaufort, South Carolina since 1986. Dr. Holden is also a general partner and owner of James W. Holden & Co., LLP., a real estate development company. He received his DVM from the University of Georgia in 1983, and a degree in Pre-Veterinary Medicine from Clemson University in 1979. He is a member of the Rotary Club of Beaufort where he served as a director, president, vice president, and secretary.

         James C. Key, Class III director, has been a partner with the Shenandoah Group, LLP, an audit and control solutions business, in Beaufort, South Carolina since 1997. He is a Certified Internal Auditor and a licensed real estate agent in South Carolina. Mr. Key served as a director of the Internal Audit Department of IBM Corporation in Armonk, New York from 1962 until 1997. He graduated from Syracuse University in 1991 with a degree in Liberal Studies. Mr. Key serves on the Board of Governors of the Institute of Internal Auditors, Coastal Georgia Chapter and the Seminar Committee of the Institute of Internal Auditors.

         Ron Lewis, Class III director, has been owner and operator of two McDonald's franchises in Beaufort, South Carolina since 1990. He graduated from the State University of New York, New York in 1961 with a Bachelor of Science degree in Business/Economics. He is a member of the Board of Directors of the Marine Institute, the Beaufort County Economic Development Commission, the Mayor's Committee for the Disabilities, and president of the Greenville Black McDonalds Owners Association.

         Charlie T. Lovering, serves as senior vice president and chief financial officer of Coastal Banking Company and Lowcountry National Bank (in organization). He previously served as senior vice president and controller for Ameribank, N.A., in Savannah, Georgia from 1997 until August 1999. From May 1996 until July 1997, Mr. Lovering served as assistant vice president and state compliance and Community Reinvestment Act officer for SouthTrust Bank of South Carolina in Charleston. From 1990 until 1996 he served as a senior audit officer for SouthTrust Corporation. He has more than 14 years of banking experience throughout the Southeast. He graduated from Auburn University in 1990 with a degree in business administration and accounting. While working in South
Carolina, Mr. Lovering served on the South Carolina Bankers Association Compliance Committee. He is a member of the Port Royal Rotary Club.

         Lila N. Meeks, Class II director, has been the Dean of Academic Affairs for the University of South Carolina in Beaufort, South Carolina since 1994. She graduated from Auburn University in 1962, and received a Masters degree in English from Auburn in 1966. Ms. Meeks is a member of the Beaufort County Open Land Trust, the Arts Council, the Beaufort County Historical Society, the Historic Beaufort Foundation, and St. Helena's Episcopal Church.

         Bryan K. Newton serves as senior vice president and senior credit officer of Lowcountry National Bank (in organization). He previously served as senior vice president and senior lender for FirstBank, a former community bank located in Beaufort, South Carolina, from 1992 until September 1999. Mr. Newton has more that 21 years of banking experience in Louisiana and South Carolina. He graduated from the University of Louisiana - Monroe with a Masters Degree in Business Administration, the School of Banking of the South at Louisiana State University, and the School of Bank Marketing at the University of Colorado. He is a member of the Kiwanis Club of Beaufort and treasurer for Beaufort County Water Festival.

         Robert B. Pinkerton, Class II director, has been the president and chief executive officer of Athena Corporation, a manufacturer and installer of cast polymer products, since 1990. Mr. Pinkerton served on the Advisory Board for First Citizens Bank in Beaufort, South Carolina in 1998. He is also involved with several real estate development companies in Beaufort. He received a law degree from Wayne State University in 1976, a masters degree from the Chrysler Institute of Engineering in 1967, and a degree in mechanical engineering from the Detroit Institute of Technology in 1965. Mr. Pinkerton is a member of the Rotary Club of Beaufort, the Greater Beaufort Chamber of Commerce, the Homebuilders Association of the Lowcountry, the South Carolina Chamber of Commerce, the Beaufort Roundtable, and the United Way of Beaufort County Director's Circle. In addition, Mr. Pinkerton was named Greater Beaufort Chamber of Commerce Business Person of the Year in 1998.

         John M. Trask, III, Class II director, has been an owner of Lowcountry Real Estate, a local real estate company, since 1996. He formerly owned and managed Pikes Peak of Memphis, a wholesale florist company from 1991 until 1996. Mr. Trask is active in the Beaufort business community and he has additional ownership interests in several local businesses. He graduated from Vanderbilt University with a Bachelor of Arts degree in 1987. Mr. Trask is a licensed real estate broker in South Carolina. He serves on the Board of Directors of the Boys and Girls Clubs of Beaufort, and Main Street Beaufort.

         Matt A. Trumps, Class III director, has been the owner of Tideland Realty, a local real estate brokerage company, since 1994. He is also a director of Greenwave Biotech in Beaufort, South Carolina. He was the director of admissions at Beaufort Academy in Beaufort from 1992 to 1994. Mr. Trumps received a degree in Political Science from the College of Charleston in 1991. He is a member of St. Peter's Catholic Church.

Proposal No. 2:  Approval of the 2000 Stock Incentive Plan

General

         The Board of Directors has adopted the company's 2000 Stock Incentive Plan effective February 15, 2000. The Plan has been submitted to our bank regulators, and we expect to receive their approval by the second quarter of 2000. We believe that the issuance of stock options can promote the growth and profitability of the company by providing additional incentives for participants to focus on the company's long-range objectives. We also believe that stock options help us to attract and retain highly qualified personnel and to link their interests directly to shareholder interests. Therefore, we ask you to approve this plan at the meeting.

         The plan authorizes the grant to our employees and directors of stock options for up to 142,242 shares of common stock from time to time during the term of the plan, subject to adjustment upon changes in capitalization so that the number of shares authorized shall at all times equal 15% of the outstanding shares of common stock. Under the plan, the company may grant either incentive stock options (which qualify for certain favorable tax consequences, as described below) or nonqualified stock options. Of the shares available under the plan, we may grant up to 142,242 shares as incentive stock options.

         The plan will be administered by a committee consisting of at least two members of the Board of Directors. The committee will determine the employees and directors who will receive options and the number of shares that will be covered by their options. The committee will also determine the periods of time (not exceeding ten years from the date of grant in the case of an incentive stock option) during which options will be exercisable and will determine whether termination of an optionee's employment under various circumstances would terminate options granted under the plan to that person. If granted an option under the plan, the optionee will receive an option agreement specifying the terms of the option, such as the number of shares of common stock the optionee can purchase, the price per share, when the optionee can exercise the option, and when the option expires. The plan provides that options will become exercisable immediately upon a change in control of the company.

         The option price per share is an amount to be determined by the Board of Directors, but will not be less than 100% of the fair market value per share on the date of grant. Generally, the option price will be payable in full upon exercise. Payment of the option price of any stock option may be made in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. The company will receive no consideration upon granting of an option.

         Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee's lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed). The grant of an option does not give the optionee any rights of a shareholder until the optionee exercises the option.

         The Board of Directors will have the right at any time to terminate or amend the plan but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee's consent.

Federal Income Tax Consequences

         There are no federal income tax consequences to the optionee or to Coastal Banking Company on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

         Incentive Stock Options. When an optionee exercises an incentive stock option, the optionee will not at that time realize any income, and Coastal Banking Company will not be entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares' value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

         If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement. Any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee's holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

         Nonqualified Stock Options. Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and the company may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the market price of the acquired shares on the date of exercise.

Initial Option Grants

         Upon receipt of regulatory approval of the stock incentive plan, we intend to make the stock option grants reflected on the following table. Each of these option grants will include the following features:

         o  An exercise period of ten years
         o A 5 year vesting term (based on February 15, 2000, the date the plan was adopted)
         o  Restrictions  on  transferability
         o  An exercise price of $10.00 per share
         o A provision allowing the OCC or the FDIC to require the optionee to exercise or forfeit the option if Lowcountry National Bank's capital falls below the regulatory minimum requirements

                                New Plan Benefits
               Lowcountry National Bank 2000 Stock Incentive Plan

                                                                      Securities
                                                                      Underlying
                 Name And Position                     Dollar Value($)  Options
                 -----------------                     --------------- ---------
Randolph C. Kohn, Chief Executive Officer and President   $474,140      47,414
Executive Group........................................     --            --
Non-Executive Director Group...........................     --            --
Non-Executive Officer Employee Group...................     --            --

Shareholder Approval Required

         The affirmative vote of the holders of a majority of the votes entitled to be cast at the meeting is required for approval of the plan. Because directors will receive options under the plan, the directors of the company have a personal interest in seeing the plan approved.

         The Board of Directors recommends a vote for approval of the 2000 Stock Incentive Plan.

                Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

         The following table shows the cash compensation paid by Coastal Banking Company or Lowcountry National Bank to its Chief Executive Officer and President for the year ended 1999.

                           Summary Compensation Table
                                                                                                  Long Term
                                                            Annual Compensation              Compensation Awards
                                                     -----------------------------------     -------------------
                                                                            Other Annual     Number of Securities
Name and Principal Position               Year       Salary       Bonus     Compensation      Underlying Options
---------------------------               ----       ------       -----     ------------      ------------------

Randolph C. Kohn                          1999    $63,000.00       ---    $ 13,897.61               47,414
    Chief Executive Officer and
    President

Employment Agreements

         We have entered into an employment agreement with Randy Kohn for a five-year term, pursuant to which he serves as the president, the chief executive officer, and a director of Coastal Banking Company and Lowcountry National Bank (in organization). Mr. Kohn is paid an initial salary of $96,000, plus his yearly medical insurance premium. He is also entitled to receive an annual increase in his salary equal to the previous year's salary times the increase in the Consumer Price Index during the previous year. The board of directors may increase Mr. Kohn's salary above this level, but not below it. He is entitled to receive a bonus of $10,000 upon the opening of the bank and will be eligible to receive an annual bonus of up to 5% of the net pre-tax income of the bank, if the bank meets performance goals set by the board. He will be eligible to participate in any management incentive program of the bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. Upon approval of our stock incentive plan by our bank regulators, Mr. Kohn will be granted options to purchase a number of shares of common stock equal to 5% of the number of shares sold in this offering, or 47,414 shares. These options will vest equally over a five-year period and will have a term of ten years. Additionally, Mr. Kohn will participate in the bank's retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses.

         Mr. Kohn's employment agreement also provides that following termination of his employment and for a period of twelve months thereafter, he may not (a) compete with the company, the bank, or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within a radius of thirty miles from the main office of the company or any branch office of the company, (b) solicit major customers of the bank for the purpose of providing financial services, or (c) solicit employees of the bank for employment. If Mr. Kohn terminates his employment for good cause as that term is defined in the employment agreement or if he is terminated following a change in control of Coastal Banking Company as defined in the agreement, he will be entitled to severance compensation of his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives shall vest immediately.

Director Compensation

         We do not intend to pay directors' fees until the bank is profitable. However, we reserve the right to pay directors' fees. If we decide to pay directors' fees in the future, we intend to determine the fees after taking into account the fees that other banks of our age and size pay to their directors.

                          Security Ownership of Certain
                        Beneficial Owners and Management

General

         The following table shows how much common stock in the company is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of March 15, 2000. In addition, each organizer received a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every share purchased by that organizer in the offering, for a total of 202,000 shares. The warrants, which are represented by separate warrant agreements, will vest over a three year period beginning one year from the date of completion of the offering and will be exercisable in whole or in part during the ten year period following that date.

                                                Number of         Percentage
                                                Shares            of Beneficial
       Name                                      Owned(1)          Ownership
       ----                                     ---------         -------------

       Marjorie Trask Gray                        15,000          1.72%
       Dennis O. Green                            21,500          2.47%
       Mark B. Heles                              15,000          1.72%
       J. Phillip Hodges, Jr.                     17,000          1.95%
       James W. Holden, Jr.                       11,500          1.32%
       Ladson F. Howell                           10,000          1.15%
       James C. Key                               10,000          1.15%
       Randolph C. Kohn                           15,000          1.72%
       Ron Lewis                                  13,000          1.49%
       Charlie T. Lovering                         5,000           .57%
       Lila N. Meeks                              14,000          1.61%
       Robert B. Pinkerton                        20,000          2.30%
       John M. Trask, III                         25,000          2.87%
       Matt A. Trumps                             15,000          1.72%

       All directors  and executive  officers    207,000         23.79%
       as a group (14 persons)



(1)   Includes shares for which the named person:
      o has sole voting and investment power,
      o has shared voting and investment power with a spouse or other person, or
      o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

Does not include shares that may be acquired by exercising options or warrants because no options or warrant are exercisable within the next 60 days.

                Meetings and Committees of the Board of Directors

         During the year ended December 31, 1999, the Board of Directors of the company held 34 meetings and the Board of Directors of Lowcountry National Bank held no meetings. All of the directors of the company and Lowcountry National Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

         The company's Board of Directors has appointed a number of committees, including a audit, personnel, asset/liabilty, and loan committee. The audit committee is composed of Jim Key, Dennis Green, Marjorie Gray, Lila Meeks and Philip Hodges. The audit committee met one time in 1999. The audit committee has the responsibility of reviewing internal audit and compliance reports, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

         The personnel committee is composed of Marjorie Gray, Lila Meeks, John Trask, Mark Heles, Randy Kohn, and Ladson Howell. The personnel committee met four times in 1999. The personnel committee has the responsibility of establishing and approving all major policies concerning salary administration, incentive compensation and employee benefits.

         The asset/liability committee is composed of Ron Lewis, Philip Hodges, Matt Trumps, Jim Key, Charlie Lovering, Bryan Newton, Randy Kohn, and Ladson Howell. The asset/liability committee met one time in 1999. The asset/liability committee has the responsibility of reviewing the investment portfolio on an ongoing basis to assure investments are prudent and in accordance with bank policy.

                 Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

         The company and Lowcountry National Bank have banking and other transactions in the ordinary course of business with directors and officers of the company and Lowcountry National Bank and their affiliates. It is the company's policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. The company does not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the company or Lowcountry National Bank. Loans to individual directors and officers must also comply with Lowcountry National Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. The company intends for all of its transactions with its affiliates to be on terms no less favorable to the company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

      Compliance with Section 16(a) of the Securities Exchange Act of 1934

         As required by Section 16(a) of the Securities Exchange Act of 1934, the company's directors, its executive officers, and certain individuals are required to report periodically their ownership of the company's common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to the company, it appears that all such reports for these persons were filed in a timely fashion during 1999.

                              Independent Auditors

         The company has selected Tourville, Simpson & Henderson, L.L.P. to serve as independent auditors to the company for the year ended December 31, 2000.

        Shareholder Proposals for the 2001 Annual Meeting of Shareholders

         If shareholders wish a proposal to be included in the company's proxy statement and form of proxy relating to the 2001 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the company no later than November 30, 2000. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the company's bylaws relating to shareholder proposals in order to be included in the company's proxy materials.

April 10, 2000

                       PROXY SOLICITED FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                          COASTAL BANKING COMPANY, INC.
                           to be held on May 23, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby constitutes and appoints Ladson F. Howell and Randolph C. Kohn and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Coastal Banking Company, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at Oyster Cove Club House, Beaufort, South Carolina 29902, at 10 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) "for" Proposal No. 1 to elect the five identified Class I directors to serve on the Board of Directors for three-year terms and (ii) "for" Proposal No. 2 to approve the 2000 Stock Incentive Plan.

1. PROPOSAL to elect the five identified Class I directors to serve for three year terms Class I:

                  Marjorie Trask Gray, DMD
                  Dennis O. Green, CPA
                  J. Phillip Hodges, Jr.
                  Ladson F. Howell
                  Randolph C. Kohn


     |_|  FOR all nominees                       |_|  WITHHOLD AUTHORITY
          listed (except as marked to                 to vote for all nominees
          the contrary)

     (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).


2.       PROPOSAL  to approve the 2000 Stock Incentive Plan.

     |_|  FOR              |_| AGAINST                    |_| ABSTAIN

                                        Dated:                           , 2000
                                              --------------------------


___________________________            ___________________________
Signature of Shareholder(s)             Signature of Shareholder(s)

___________________________             ___________________________
Please print name clearly               Please print name clearly

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.